                        PHILIPP BROTHERS CHEMICALS, INC.
                              RETIREMENT INCOME AND
                        DEFERRED COMPENSATION PLAN TRUST

            (a) This Agreement made as of this 1st day of January, 1994 by and between PHILIPP BROTHERS CHEMICALS, INC. ("Company") on its own behalf and on behalf of its wholly owned subsidiaries CP CHEMICALS, INC. and PHIBRO-TECH, INC., and DONALD A. HAMBURG ("Trustee);

            (b) WHEREAS, Company has adopted the non-qualified deferred compensation Plan as listed in Appendix A;

            (c) WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

            (d) WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

            (e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

            (f) WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

            NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows: Section 1. Establishment of Trust.

Section 1.  Establishment of Trust.

            (a) Company hereby deposits with Trustee in trust the sum of One Hundred ($100) Dollars, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

            (b) The Trust hereby established shall be irrevocable.

            (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part

I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

            (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

            (e) Company shall make such deposits of cash in trust with the Trustee as are appropriate or required under the terms of and, in conformity with the Plan, and Company, in its sole discretion, may at any time, or from time to time, make "additional" deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such "additional" deposits.

Section 2.  Payments to Plan Participants and Their
            Beneficiaries.

            (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions reasonably acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid as provided for (or available) under the Plan, and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

            (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

            (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

Section 3.  Trustee Responsibility Regarding Payments to
            Trust Beneficiary When Company Is Insolvent.

            (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

            (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

               (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

               (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

               (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.


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               (4) Trustee shall resume the payment of benefits to Plan
participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

            (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.  Payments to Company.

            Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

Section 5.  Investment Authority.

            In no event may Trustee invest in securities or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

Section 6.  Disposition of Income.

            During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.  Accounting by Trustee.

            (a) Trustee shall establish and maintain a separate Deferred Compensation Account in the name of each Plan participant who elects an Annual Deferral Amount in accordance with Section 2.01 of the Plan. There shall be credited to said Account(s) all of such Amounts, together with all Company Matching Contribution Amount (s) (if any), contributed on behalf of each such Plan participant in accordance with Section 2.03 of the Plan. Within thirty (30) days after the end of each Plan Year, Trustee shall prepare, and deliver to Company for distribution to all Plan participants, a statement of benefits in the name of each Plan participant, reflecting the value of said participant's Deferred Compensation Account (if any), as well as the participant's Retirement Income Benefit (if any) earned for the previous Plan Year, and the total of said participant's accrued benefit, to date.

            (b) Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within sixty (60) days following the close of each calendar year and within thirty (30) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8.  Responsibility of Trustee.

            (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

            (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

            (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

            (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals as reasonably required to assist it in performing any of its duties or obligations hereunder.

            (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

            (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.  No Compensation to Trustee.

            Trustee shall serve without compensation; however, Company shall pay all administrative and Trustee's expenses. If not so paid, the expenses shall be paid from the Trust.

Section 10. Resignation and Removal of Trustee.

            (a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise.

            (b) Trustee may be removed by Company on fifteen (15) days notice or upon shorter notice accepted by Trustee.

            (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ten (10) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

            (d) If Trustee dies resigns or is removed, his successor shall be STEVEN G. CHILL, and if STEVEN G. CHILL dies, resigns or is removed, a successor may be appointed, in accordance with Section 11 hereof, within fifteen (15) days after death, or by the effective date of resignation or removal under paragraph(s) (a) [or (b)] of this section, as the case may be. If no such appointment has been made, Trustee (or a representative of Plan participants in the event of Trustee's death) may apply to a court of competent jurisdiction for appointment of a successor or for instructions.

All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

            If Trustee resigns [or is removed] in accordance with Section 10(a) [or b] hereof; (a) either Company may appoint a successor; or

            (b) In the event Company fails to do so within a reasonable time Trustee may appoint a successor.

            (c) Upon a Change of Control as defined herein, Trustee may not be removed for five (5) years.

            (d) In either event the appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

            (e) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12. Amendment or Termination.

            (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan.

            (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

            (c) Sections 6, 7, 8 and 10 of this Trust Agreement may not be amended by Company for five (5) years following a Change of Control, as defined herein.

Section 13. Miscellaneous.

            (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

            (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

            (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            (d) For purposes of this Trust, Change of Control shall mean: the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty (50%) percent or more of either the outstanding shares of common stock or the combined voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty (50%) percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company or the sale of all or substantially all of Company's assets").

Section 14. Effective Date.

            The effective date of this Trust Agreement shall be January 1, 1994.

            IN WITNESS WHEREOF, this Agreement has been executed by the Trustee and on behalf of Company by a duly authorized officer as of the date first above written.

                                            PHILIPP BROTHERS CHEMICALS, INC.

                                                 ------------------------------
                                            By:      /s/ Jack C. Bendheim


                                                     /s/ Donald A. Hamburg
                                                 ------------------------------
                                                 Trustee

                        PHILIPP BROTHERS CHEMICALS, INC.
                              RETIREMENT INCOME AND
                           DEFERRED COMPENSATION PLAN

--------------------------------------------------------------------------------


                                    PREAMBLE

This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel.

                             ARTICLE 1. DEFINITIONS

                                  Section 1.01

"Company" means PHILIPP BROTHERS CHEMICALS, INC., a New York Corporation, CP CHEMICALS, INC., a New Jersey Corporation, and PHIBRO-TECH, INC., a Delaware Corporation and their corporate successors.

                                  Section 1.02

"Board" means the Board of Directors of Company. Such terms may be used interchangeably.

                                  Section 1.03

"Committee" means the Deferred Compensation Plan Committee.

                                  Section 1.04

"Plan" means the Deferred Compensation Plan as it may be amended from time to time. The calendar year shall be the Plan Year.

                                  Section 1.05

"Effective Date of Plan" means March 18, 1994.

                                  Section 1.06

"Employee" means an employee of the Company.

                                  Section 1.07

"Annual Compensation" shall mean the regular compensation paid to an employee in a calendar year, exclusive of any bonus or other incentive compensation.

                                  Section 1.08

"Base Salary Amount" shall be a minimum amount of Annual
Compensation, determined by the Committee at the beginning of each Plan Year, which must be earned by an employee in order for said employee to be eligible to participate in the Plan during said Plan Year. The Base Salary Amount for the calendar years 1993 and 1994 shall be $150,000. In no event shall said amount be less than $150,000 in any subsequent calendar year.

                                  Section 1.09

"Eligible Compensation" shall mean the maximum amount of a Participant's Annual Compensation that may be taken into account in determining his Retirement Income Benefits hereunder. For the calendar year 1993, Eligible Compensation shall be $235,840; that amount shall be increased 6% each calendar year thereafter that the Plan is in force and effect.

                                  Section 1.10

"Eligible Employee" means an employee who has not attained the age of fifty-five
(55), and whose Annual Compensation in a Plan Year is at least equal to the Base Salary Amount in effect for such year.

                                  Section 1.11

"Participants" means all Eligible Employees who participate in the Plan, or persons who were such at the time of their retirement, death, disability or resignation and who retain, or whose beneficiaries obtain, benefits under the Plan in accordance with its terms. An employee shall be deemed to have been a Participant in the Plan during each year of his employment on or after the Effective Date in which he was eligible to earn a Retirement Income Benefit hereunder. A Participant will remain in the Plan during any period in which he is on an approved leave of absence, or is on disability leave provided he is then receiving disability payments paid for by Company.

                                  Section 1.12

"Normal Retirement Date" means the date on which a Participant attains the age of sixty-five (65) years and has completed at least ten (10) years of service with the Company. "Early Retirement Date" means the date on which the employment of a Participant terminates, provided he has completed at least ten (10) years of service with the Company and has attained the age of fifty-five (55) years.

                                  Section 1.13

"Benefit Percentage" means that percentage (if any) declared by the Committee with respect to a Plan Year, which when multiplied by a Participant's Eligible Compensation shall determine the Annual Percentage Accrual.

                                  Section 1.14

"Annual Percentage Accrual" shall mean the amount, if any, of the Eligible Compensation earned by a Participant in a Plan Year, with respect to which the Committee shall determine to award a

Retirement Income Benefit for said year. Said determination shall be made during the first quarter of the immediately following year with respect to Participants who are employed by the Company at the time said determination is made. Thus, for example, the Committee will determine the 1993 Annual Percentage Accrual, if any, during the first quarter of 1994.

                                  Section 1.15

"Retirement Income Benefit". A Participant's Retirement Income Benefit shall be equal to the sum of the Annual Percentage Accrual(s), if any, declared by the Committee during the years that said Participant participated in the Plan. Within thirty (30) days after the end of each Plan Year, each Participant shall receive a statement of benefits reflecting the Participant's Retirement Income Benefit (if any) earned for the previous Plan Year, as well as the total of said Participant's accrued benefit, to date.

                                  Section 1.16

"Survivor's Income Benefit" is the benefit payable to the Beneficiary of a Participant who dies before having retired from the Company.

                                  Section 1.17

"Deferred Compensation Benefit" is an optional benefit which a Participant may elect, prior to the start of each Plan Year, (except the first Plan Year, in which such election must be made within thirty (30) days of the Effective Date with respect to Compensation payable to said Participant for that period in 1994 subsequent to the date of such election) and which the Company may (partially) match each year.

                                  Section 1.18

"Deferred Compensation Account" means the account maintained by the Trustee in the name of each Participant.

                                  Section 1.19

"Beneficiary" means the person or persons a Participant shall have designated to succeed to his right to receive payments hereunder in the event of his death. In case of a failure to designate a beneficiary, or the death of a designated beneficiary without a designated successor, such payments shall be made to the Participant's estate. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated, and filed with both the Committee and the Trustee. Beneficiaries may be changed without the consent of any prior beneficiaries.

                                  Section 1.20

"Trust" means the PHILIPP BROTHERS CHEMICALS, INC. RETIREMENT INCOME AND DEFERRED COMPENSATION PLAN TRUST created as of January 1, 1994. Such Trust and any other trust which may be created by Company to assist it in meeting its obligations hereunder, shall conform to the terms of the model trust as described in Revenue Procedure 92-64.


                                  Section 1.21

"Trustee" means the Trustee of the Trust.

                                  Section 1.22

The terms hereof shall be read in the plural or singular, or masculine or feminine, as the case may be, whenever appropriate.

                          ARTICLE II. ANNUAL DEFERRALS

                                  Section 2.01.

During the first Plan Year, each Participant shall notify Company within thirty
(30) days of the Effective Date, on a form provided by company, of the portion, if any, of said Participants' Base Salary Amount in excess of $150,000 payable to said Participant for the period in 1994 subsequent to the date of such election, that said Participant elects to defer (the "1994 Deferral Amount"). Thereafter, on or before the fifteenth (15th) day of the month preceding the first month of each twelve (12) month period commencing January 1, 1995 during his employment, each Participant shall notify Company, on a form provided by Company, of the portion, if any, of said Participant's Base Salary Amount in excess of $150,000 payable to said Participant in the next calendar year that said Participant elects to defer (hereinafter "Annual Deferral"). The election, once made, shall be irrevocable. However, a Participant who has received a Hardship Distribution as provided for in Section 8.01, shall not be eligible to elect an Annual Deferral until after the close of the calendar year following the date of such Hardship Distribution.

                                  Section 2.02

The amount of the Annual Deferral elected by a Participant in any calendar year may not be less than $3,000.00 and may not exceed $20,000.00.

                                  Section 2.03

            If a Participant who has elected a 1994 Deferral Amount or in any Plan Year after 1994 has elected an Annual Deferral is a member of the Company's Qualified Section 401(k) Plan and has elected to contribute the maximum deductible amount to said Plan in 1994 or any subsequent calendar year, Company will match the first $3,000 which said Participant has elected to defer hereunder during said calendar year (hereinafter "Company Matching Contribution Amount"). The Company shall withhold, each quarter, or such other period determined by Company, from the compensation payable to said Participant, one-quarter (1/4), or such other proportionate amount of said Participant's Annual Deferral.

                                  Section 2.04

The Annual Deferral Amount and the Company Matching Contribution Amount, if any, shall be credited to a Participant's Deferred
Compensation Account at the time said amounts are withheld from the Participant's salary and/or paid by Company, as the case may be.

                                  Section 2.05

Notwithstanding the provisions of Section 2.01, on or before the first (1st) day of the month preceding the first month of each twelve (12) month period commencing January 1, 1995, Company may determine, in it's sole discretion, to advise each Participant that no Annual Deferral will be permitted in the next calendar year.

                        ARTICLE III. RETIREMENT BENEFITS

                                  Section 3.01

"Normal Retirement Benefit". A Participant who retires on or after his Normal Retirement Date shall be paid a monthly retirement benefit in an amount determined by dividing his Retirement Income Benefit by twelve (12).

                                  Section 3.02

"Early Retirement Benefit". Upon the retirement of a Participant who shall have attained his Early Retirement Date, he shall be paid a monthly retirement benefit in an amount determined by dividing his Retirement Income Benefit, by twelve (12), reduced as follows:

                           REDUCTION FOR EACH                 REDUCTION FOR EACH
AGE AT RETIREMENT          MONTH LESS THAN AGE 65             YEAR LESS THAN 65
Greater than 55
but less than 60           .1667%                                     2%
60 to 62                   .0833%                                     1%
Greater than 62              0%                                       0%

                                  Section 3.03

"Survivor's Income Benefit". If a Participant shall die during his employment prior to having begun to receive any Retirement Income Benefits hereunder, his Beneficiary shall be entitled to receive, in said Beneficiary's discretion, a monthly death benefit in an amount equal to the greater of (i) the than value of said Participant's Retirement Income Benefit, (hereinafter "Survivor's Retirement Benefit") or (ii) an amount determined as follows:

            Section 3.03.1. If said Participant died prior to attaining the age of forty (40) years, an amount equal to three (3)times the Participant's Annual Compensation at the time of death (annualized).

            Section 3.03.2. If said Participant died after having attained the age of forty (40) years but prior to having attained the age of fifty (50) years, an amount equal to two (2) times the Participant's Annual Compensation at the time of death (annualized).

            Section 3.03.3. If said Participant died after having attained at least the age of fifty (50) years, an amount equal to the Participant's Annual Compensation at the time of death (annualized).

            Section 3.03.4. The benefit determinable under Section 3.03.1,
3.03.2 or 3.03.3, as the case may be, is hereinafter referred to as the "Annualized Benefit".

                                  Section 3.05

"Forfeiture For Cause". Notwithstanding anything contained in the Plan to the contrary, if, in the Committee's discretion, it is determined that a Participant's employment be terminated for Cause, such Participant shall forfeit all rights to any Retirement Income Benefit payable under the Plan. For purposes of the foregoing, "Cause" shall mean any one or more of the following: (a) theft or misappropriation of Company funds or assets, or intentionally damaging the Company's assets; (b) falsification of Company records; (c) willful failure or refusal to perform duties reasonably assigned; (d) conviction (including a guilty plea) of a felony or misdemeanor which creates apprehension or insecurity on the part of the Committee, other officers of the Company, customers or the public in dealing with the Participant; or (e) acting either willfully or with gross negligence in a disloyal manner or to the detriment of the Company's best interest.

                         ARTICLE IV. PAYMENT OF BENEFITS

                                  Section 4.01

"Retirement Income Benefit". The payment of a Participant's Retirement Income Benefit shall commence on or about the first day of the month next following thirty (30) days after his employment with the Company terminates, and shall be payable on or about the first day of each subsequent month until a total of 180 such payments have been made. If said Participant shall die after having received any of said payments and before having received the entire benefit to which he is entitled, said payments shall continue to be made to his Beneficiary.

                                  Section 4.02

"Survivor's Income Benefit". The payment of a Participant's Survivor's Income Benefit shall be made as follows:

            Section 4.02.1. If his Beneficiary shall have elected to receive the "Survivor's Retirement Benefit", payment of same shall commence, at the election of said beneficiary, on or about the first day of the month next following thirty (30) days after (a) the Participant's date of death, if the Participant died after having attained his Early Retirement Date, on his Normal Retirement Date, as the case may be, (b) the date on which the Participant would have attained his Early Retirement Date if he died prior to his Early Retirement Date, or (c) the date on which the Participant would have attained his Normal Retirement Date if he died prior to his Normal Retirement Date, and shall continue to be payable on or about the first day of each subsequent month until a total of 180 such payments have been made.

            Section 4.02.2. If his Beneficiary shall have elected to receive the "Annualized Benefit", payment of same shall be made in that number of equal monthly installments commencing on or about the first day of the month next following thirty (30) days after the death of the Participant, determined as follows:

               (i) If Section 3.03.1 applies, thirty-six (36) months;

               (ii) If Section 3.03.2 applies, twenty-four (24) months; and

               (iii)If Section 3.03.3 applies, twelve (12) months.


                               ARTICLE V. FUNDING

                                  Section 5.01

"Unfunded Character". Notwithstanding the fact that the Company has established the Trust for the purpose of providing the benefits payable under the Plan, such Trust, or the Company's assets, as the case may be, shall be subject to the claims of the Company's general unsecured creditors. Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company. The Plan is not intended to comply with the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

                                  Section 5.02

"Life Insurance". The Trust may apply for and become the owner and beneficiary of a life insurance policy on the life of each Participant, so as to provide some or all of the benefits hereunder. Accordingly, each Participant, as a condition of participation in the Plan, may be required to submit to a physical examination by the carrier issuing said policy, said examination to be paid for by the Company. Any such policy which the Company may utilize to assure itself of the funds to provide the benefits hereunder, shall not serve in any way as security to a Participant for the Company's performance hereunder and shall remain the sole property of the Trust. The rights accruing to a Participant or any Beneficiary hereunder shall be solely those of an unsecured creditor of the Company. Notwithstanding anything herein contained to the contrary, if a Participant is not insurable at standard rates, the Committee shall have the option to reduce (or eliminate, if said Participant is uninsurable) the Survivor Benefit payable hereunder with respect to such Participant. Notice of any such determination shall be delivered by the Committee to said Participant, in writing, within thirty (30) days after said determination has been made, and shall be final, conclusive, and binding on the Participant, and his heirs, successors, assigns and beneficiary.


                                  Section 5.03

Title to and beneficial ownership of any assets, whether cash or investments, which the Trust may hold to pay any Plan benefits, shall at all times remain in the Trustee and neither the Participants nor their designated Beneficiaries shall have any property interest whatsoever therein.

                                  Section 5.04

Payment of the Retirement Income Benefit payable under the Plan shall be conditioned upon the Participant remaining in the employ of company at least until he attains his Early Retirement Date. If a Participant's employment terminates prior to his having attained his Early Retirement Date, (other than on account of his death or permanent disability) he shall forfeit the Retirement Income Benefit otherwise payable to him hereunder.

                        VI. DEFERRED COMPENSATION ACCOUNT

                                  Section 6.01

Company shall establish a Deferred Compensation Account in the name of each Participant. Notwithstanding the establishment of each said Account, no Participant shall be deemed to have any present interest therein and the amounts credited thereto shall be subject to the claims of Company's general creditors.

                                  Section 6.02

At the end of any Plan Year in which a Participant makes a deferral election hereunder, his Deferred Compensation Account shall be credited with (i) the amount of said deferrals, (ii) all Company Matching Contribution Amount(s) (if any), and (iii) interest, from the date of actual deferral, compounded annually in arrears at the Moody's Corporate Bond Index rate as published by Moody's Investors Services, Inc. Within thirty (30) days after the end of each Plan Year, each such Participant shall receive a statement reflecting the value of said Participant's Deferred Compensation Account (if any).

                                  Section 6.03

If a Participant shall have completed the number of years of Plan participation from and after December 31, 1993 indicated in the table below, his Deferred Compensation Account shall retroactively be credited with an additional rate of interest as set forth in the table below:

                  YEARS OF PARTICIPATION                      ADDITIONAL RATE
                  SINCE JANUARY 1, 1994                         OF INTEREST
                  ---------------------                       ----------------

                     Five (5) Years                         One (1%) Percent
                     Ten (10) Years                         Two (2%) Percent

Notwithstanding the above, the interest rate credited to the Deferred Compensation Account of a Participant who shall have made a hardship withdrawal in accordance with the terms of Section 8.01 hereof prior to having attained the age of sixty-two (62) years, shall be retroactively reduced to seventy-five (75%) percent of the rates indicated above.


                      ARTICLE VII. DISTRIBUTION OF DEFERRED
                              COMPENSATION ACCOUNT

                                  Section 7.01

At any time prior to the date of his separation from service, a Participant may elect to have the value of his Deferred Compensation Account paid to him, upon his termination of service with the Company, or to his designated Beneficiary in the event of his death prior to his termination of service with the Company, as follows:

            Section 7.01.1. Upon termination of service for any reason other than death, by one of the following methods:

               (i) In a lump sum, on a date selected by the Participant but no later than the April 1st. of the year following said termination of service, or

               (ii) In monthly installments, for any period (selected by Participant) from two (2) to fifteen (15) years certain, commencing on a date selected by the Participant but no later than the April 1st. following the year of termination (hereinafter "Installment Payment Inception Date"), in an amount determined as follows:

            Commencing on the Installment Payment Inception Date, and continuing thereafter in substantially equal amounts (but not less than $100 per month), an amount equal to the average of payments for a period certain annuity, as quoted by two (2) insurance companies at the time of said Installment Inception Payment Date, for the selected number of installments.

A Participant's election may be changed at any time prior to his termination of employment.

Section 7.01.2. Upon the death of a Participant, in a lump sum no later than sixty (60) days following his date of death.


                       ARTICLE VIII. HARDSHIP DISTRIBUTION

                                  Section 8.01

In the event a Participant has an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other unforeseen occurrence which constitutes an unforeseeable emergency in the affairs of the Participant creating a hardship upon him, he may apply to the Committee for permission to withdraw the entire amount in his Deferred Compensation Account. The Committee will promptly act upon such request, and if it is approved, the entire value (but no lesser amount) of said Participant's Deferred Compensation Account will be distributed to said Participant within thirty (30) days of said approval.

                            ARTICLE IX. MISCELLANEOUS

                                  Section 9.01

The Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of Company and the Participants. Notwithstanding the foregoing, a Participant's right to receive payment hereunder shall not be subject to attachment or garnishment by creditors of the Participant or the Participant's beneficiary, and is hereby expressly declared to be personal, and not subject in any manner to alienation, sale, transfer, assignment, pledge or incumbrance, and in the event of any attempted assignment or transfer of such rights contrary to the provisions hereof, Company shall have no further liability for payments hereunder.

                                  Section 9.02

Any payments under the Plan shall be independent of, and in addition to, those under any other plan, program or agreement which may have been adopted by Company or any other compensation payable to a Participant or a Participant's designated Beneficiary by the Company.

                                  Section 9.03

Notwithstanding anything contained herein to the contrary, Company reserves the right to terminate the Plan if there is an adverse change in the Federal Income Tax laws governing the taxation of deferred compensation plans similar to the Plan; provided, however, that any such termination shall be prospective in effect and shall not diminish in any way the then current Deferred Compensation Obligation to Participants in the Plan.

                                  Section 9.04

It is intended and understood by the Company, the Trustee and the Participants, that this Plan is designed to comply with the provisions of the Internal Revenue Code and Regulations relating to Non Qualified Deferred Compensation Plans in effect at the time of its adoption and that the benefits payable to Participants shall not be deemed current compensation and shall not be included in taxable income under Federal or State law until actually distributed. If, at a later date, the laws of the United States of America or the State of New York are construed in such a way as to make such understanding and intent invalid or not in compliance with the Internal Revenue Code and Regulations thereunder, then this Plan will be given effect in such matter as will best carry out the purposes and intentions of the parties.

                                  Section 9.05

The Plan, and any amendment thereto, shall be interpreted and administered so as to be consistent with, the terms of the Trust.